Exhibit 8.1

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306
414.271.2400 TEL
March 11, 2015	414.297.4900 FAX
foley.com

Harley-Davidson Customer Funding Corp.

222 West Adams Street, Suite 2000

Chicago, Illinois 60606

Ladies and Gentlemen:

We have acted as federal tax counsel to Harley-Davidson Customer Funding Corp., a Nevada corporation (the “Company”), as depositor of the trusts (each, a “Trust”) to be created to issue asset-backed notes (the “Securities”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus and form of prospectus supplement constituting a part thereof (the “Prospectus”), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  As described in the Registration Statement, the Securities will be issued from time to time in series, with each series being issued by a trust to be formed by the Company pursuant to a Trust Agreement between the Company and a trustee designated therein.  Each series of notes will be issued pursuant to an indenture between the related Trust and an indenture trustee designated therein.

We have examined the question of whether the Securities will have the federal income tax treatment described in the Prospectus.  Our opinion is based upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, current administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date of such opinion.  All of the foregoing authorities are subject to change or new interpretation, both prospectively and retroactively, and such changes or interpretation, as well as the changes in the facts as they have been represented to us or assumed by us, could affect our opinion.  Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future.  Furthermore, our opinion assumes that all the transactions contemplated by the Prospectus will be consummated in accordance with the terms of the Prospectus.

Based upon and subject to the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that the statements set forth under the heading “Material Federal United States Income Tax Consequences” in the Prospectus, insofar as such statements constitute matters or law or legal conclusions with respect thereto, accurately describe the material federal income tax consequences to the holders of the Securities.  We hereby confirm that such information represents our opinion with respect to the matters discussed therein.

We note that the Prospectus does not relate to an actual transaction with respect to the Securities.  As a result, the descriptions of federal income tax consequences referred to in our opinion above may be modified in the context of an actual transaction.

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to a reference to our firm (as counsel to the Company) under the captions “Material Federal United States Income Tax Consequences” and “Legal Matters” in the Prospectus.  In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act, or within the category of persons whose consent is required by Section 7 of the Securities Act.

Sincerely,

/s/ FOLEY & LARDNER LLP